EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Image Press, Inc., a California corporation
FA Graphics, Inc., a Washington corporation
Extensis, Inc., an Oregon corporation
Meadowlands Acquisition Corporation, d.b.a. Howard Press, a New Jersey corporation